UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Fortrea Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41704	92-2796441
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Durham,	8 Moore Drive North Carolina	27709
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

On June 11, 2025, the Board of Directors of Fortrea Holdings Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.001 per share, of the Company (the “Common Shares”) outstanding on June 23, 2025 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of June 11, 2025, between the Company and Equiniti Trust Company, LLC, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares”) at a price of $50.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on June 12, 2025 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Preferred Stock of Fortrea Holdings Inc., as filed with the Secretary of State of the State of Delaware on June 12, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 12, 2025).

4.1	Rights Agreement, dated as of June 11, 2025, between Fortrea Holdings Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 12, 2025).

99.1	Press Release, dated June 12, 2025 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 12, 2025)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Fortrea Holdings Inc.

By:	/s/ Stillman Hanson
Name: Stillman Hanson
Title: General Counsel and Secretary

Date: June 12, 2025